Exhibit (a)(1)(F)

FORM OF COMMUNICATION TO ELIGIBLE PARTICIPANTS

CONFIRMING RECEIPT OF LETTER OF TRANSMITTAL/WITHDRAWAL

SUBMITTED VIA THE EXCHANGE OFFER WEBSITE.

ELECTION INFORMATION

Please print this page for your records.

[NAME]	[TIME]
[ADDRESS]
[E-MAIL ADDRESS]

Your current election(s) is/are reflected below.

Option Grant #	Expiration Date	Options Outstanding	Exercise Price	Exchange Ratio	New Grant of Restricted Stock if Options Outstanding Exchanged	Equivalent Price	Make ONE Election for each eligible grant
[Exchange or Do Not Exchange]
[Exchange or Do Not Exchange]
[Exchange or Do Not Exchange]

You have elected to cancel [#] options.  You will be granted [#] new Shares of restricted stock.

Please be advised that you cannot updated your election(s) after the Stock Option Exchange Program expires at 11:59 p.m. Alaska Daylight Time on Friday, September 4, 2009.  However, you may return to this web site at any time before the Exchange Program expiration date/time to update your election(s).

Thank you for participating in this offer.

Please print this page for your records.

Click on the following links to view details	• Offer to Exchange
of GCI’s Stock Option Exchange Program:	• Restricted Stock Agreement
• Letter of Transmittal/Withdrawal
• Individual Statement of Options

This Stock Option Exchange Program expires at 11:59 PM Alaska Daylight Time on September 4, 2009.  If you have questions, you can email them to tenderoffer@gci.com